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                                                                   EXHIBIT 99.1


                         INDEPENDENT ACCOUNTANTS' REPORT


Board of Directors
Electronic Processing, Inc.
Kansas City, Kansas


    We have audited the accompanying balance sheets of Electronic Processing, Inc. as of December 31, 1999, and the related statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Electronic Processing, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998, in conformity with generally accepted accounting principles.



/s/   BAIRD, KURTZ & DOBSON


Kansas City, Missouri
February 25, 2000